SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (this “Agreement") is made this 5th day of December 2013 by and among Great-West Capital Management, LLC, a Colorado limited liability company and registered investment adviser under the Investment Advisers Act of 1940 (the “Adviser"), Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of Delaware and registered investment adviser under the Investment Advisers Act of 1940 (the “Sub-adviser") and Great-West Funds, Inc., a Maryland corporation and registered investment company under the Investment Company Act of 1940 (the “Fund”). This Agreement describes the arrangement whereby the Sub-adviser will act as an investment adviser to certain of the portfolios of the Fund (the “Portfolios”) listed in Schedule A, attached hereto and commencing on the dates set forth therein, in conjunction with the Adviser, as follows:

ARTICLE I
Preamble
The Fund has entered into an Investment Advisory Agreement with the Adviser (the “Advisory Agreement") whereby the Adviser agrees to act as adviser to and manager of the Fund. In that capacity, the Adviser agreed to manage the investment and reinvestment of the assets of the Portfolios and to administer the Fund's affairs. The Adviser wishes to obtain the Sub-adviser’s assistance with respect to its aforesaid advisory and management role with respect to the Portfolios only to the extent described herein, and the Fund by this Agreement agrees to such arrangement.

ARTICLE II
Employment; Sub-Advisory Services; Authorizations; Limitations
A.    Employment. The Adviser hereby employs the Sub-adviser to act with the Adviser as investment advisers to and managers of the Portfolios, and, subject to the review of the Board of Directors of the Fund (the “Board"), to manage the investment and reinvestment of the assets of the Portfolios, for the period and on the terms and conditions set forth in this Agreement. The Sub-adviser hereby accepts such employment and agrees during such period, at its own expense to render the services and to assume the obligations herein set forth for the compensation provided for herein. In connection with the rendering of the services required to be provided by the Sub-adviser under this Agreement, the Sub-adviser may, to the extent it deems appropriate and subject to compliance with the requirements of applicable laws and regulations, and upon receipt of written approval of the Adviser, make use of its affiliated companies, if any, and their employees; provided that the Sub-adviser shall supervise and remain fully responsible for all such services in accordance with and to the extent provided by this Agreement.
B.    Investment Sub-Advisory Services. In carrying out its obligations to assist in managing the investment and reinvestment of the assets of the Portfolios, the Sub-adviser shall, when appropriate and consistent with the limitations set forth in Section D hereof:
(1)    consult with the Adviser and the Board and furnish to the Adviser and the Board recommendations with respect to an investment plan for the Portfolios for approval, modification, or rejection by the Adviser and Board;

(2)    perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Portfolios, as set forth in the Fund’s Registration Statement;

(3)    seek out specific investment opportunities for the Portfolios consistent with the investment plan;
(4)    take such steps as are necessary to implement the investment plan for the Portfolios, including making and carrying out decisions to acquire or dispose of permissible investments as set forth in the Fund’s Registration Statement, management of investments and any other property of the Portfolios, providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments, and consulting as appropriate with the Adviser;
(5)    communicate as appropriate to the Adviser adequate and timely information on investment-related activity within the Portfolios, including, but not limited to purchases, sales and contractual commitments;
(6)    arrange with the applicable broker or dealer at the time of the purchase or sale of investments or other assets of the Portfolios for the appropriate delivery of the investment or other asset;
(7)    report monthly in writing to the Adviser and report at least annually in person to the Board with respect to the implementation of the approved overall investment plan and any other activities in connection with management of the assets of the Portfolios;
(8)    maintain all records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments or other assets of the Portfolios as required by applicable law and this Agreement;
(9)    arrange with the Adviser an administrative process acceptable to the Adviser and Sub-adviser which permits the Adviser to appropriately reflect in its daily determination of net asset value, the transactions, positions and obligations of the Portfolios resulting from the investment management services provided to the Portfolios by Sub-adviser;

(10)    provide such information reasonably requested by the Adviser for compliance and regulatory matters, including but not limited to any material changes to the Sub-adviser’s Compliance Policies and Procedures and Code of Ethics;
(11)    meet the terms of and cooperate in regular inspections of the Sub-adviser by the Adviser as reasonably requested from time to time by the Adviser; and
(12)    vote all shares held by the Portfolios, if legally able to do so.
C.    Authorizations.
(1)    Sub-adviser is authorized on behalf of the Portfolios to enter into agreements and execute any documents required to make investments pursuant to this Agreement and the investment plan.
(2)    If, in the judgment of the Sub-adviser, the Portfolios would be benefited by supplemental investment research from other persons or entities, outside the context of brokerage transactions referred to in Article IV hereof, the Sub-adviser is authorized to obtain, and pay at its own expense, for such information.
D.    Limitations on Advisory Services.
(1)    The Sub-adviser shall perform the services under this Agreement subject to the review of the Adviser and the Board and in a manner consistent with the investment objectives, policies, and restrictions of the Portfolios and/or Fund as stated in the Fund’s Registration Statement filed with the Securities and Exchange Commission (the “SEC”), its Articles of Incorporation and Bylaws, each as amended from time to time, and the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”). The Sub-adviser will be entitled to rely on all documents furnished by the Adviser. The Adviser will continue to provide all of the services described in the Advisory Agreement other than those services delegated to the Sub-adviser pursuant to this Agreement.
(2)    The Fund has furnished or will furnish the Sub-adviser with copies of the Fund’s Registration Statement, Articles of Incorporation and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish to Sub-adviser any amendments or supplements thereto before or at the time the same become effective. The Sub-adviser is entitled to rely on all documents furnished by the Fund.
E.    GS Marks.
(1)        The Sub-Adviser hereby grants the Adviser a limited, non-transferable, non-exclusive license, without the right to sub-license, to use the Sub-Adviser’s marks appearing on Exhibit 1 (the “GS Marks”) in its promotional and sales related materials for the sole purpose of promoting the Portfolio (the “Permitted Purpose”), only for so long as the Sub-Adviser serves as an investment adviser of the Portfolio and only with the prior written approval of the Sub-Adviser, such approval to be withheld for any reason or no reason. The Adviser will use the GS Marks only in the exact form, style and type prescribed by the Sub-Adviser and will acquire no ownership in the GS Marks by virtue of using them. The Adviser acknowledges the Sub-Adviser’s exclusive right, title and interest in and to the GS Marks and will not, at any time, do or cause to be done any act or thing contesting or impairing such rights, titles and interests. The Adviser further acknowledges that the sole right granted hereunder with respect to the GS Marks is to use the GS Marks solely and specifically in connection with the Permitted Purpose, and for no other purpose whatsoever. All goodwill that arises from the use of the GS Marks by the Adviser will inure to the sole benefit of the Sub-Adviser. Notwithstanding the above, for so long as the Sub-Adviser serves as investment advisor to the Portfolio, the Adviser and the Fund may use the Portfolio’s name (Maxim Goldman Sachs MidCap Value Portfolio) in the registration statement, shareholder reports, other SEC filings of the Portfolio and on the Fund’s web site and in marketing materials without the Sub-Adviser’s prior written consent.
(2)    Both the Sub-Adviser and the Adviser each retain and reserve the right to use their own trademarks, service marks, logos, names and symbols in the manner that each may have done prior to the Sub-Advisory Agreement and in any other lawful manner.
(3)    Neither the Sub-Adviser nor the Adviser will depart from the approved use of the GS Marks without the prior written consent of the party who provided the initial approval. Except as specifically provided otherwise in the Sub-Advisory Agreement, the Adviser will not, without the prior written consent of the Sub-Adviser in each instance, (i) use in advertising, publicity, marketing or other promotional materials or activities, the name, trade name, trademark, trade device, service mark or symbol, or any abbreviation, contraction or simulation thereof, of the Sub-Adviser, its affiliates, or their respective partners or employees, or (ii) represent, directly or indirectly, that any product or service provided by the Adviser has been approved or endorsed by the Sub-Adviser. This provision will survive termination or expiration of the Sub-Advisory Agreement.
    (4)    The Sub-Adviser represents and warrants that it has full right and title to the GS Marks and any Sub-Adviser name, trade name, trademark, trade device, service mark or other symbol, or any abbreviation, contraction or simulation thereof, that it approves for use by the Adviser, and that the foregoing shall not infringe upon the intellectual property rights of any third party.

(5)    The Sub-Adviser shall have the right to immediately terminate the license provided by this section upon notice to the Adviser: (i) in the event of any breach or threatened breach of the terms hereof; (ii) with or without cause; or (iii) if the Sub-Adviser ceases to be an investment adviser of the Portfolio.
ARTICLE III
Compensation of the Sub-adviser
A. Investment Advisory Fee. The Adviser, and not the Fund, will pay the Sub-adviser on a monthly basis for the services rendered by the Sub-adviser with respect to the Portfolios, as described in Schedule B hereto, as such Schedule may be amended from time to time by mutual written agreement. Payment will be made on or about the 15th day of each month based on the average daily net assets of the Portfolios during the immediately preceding month. If this Agreement is terminated, the payment shall be prorated to the effective date of termination. Except for the investment advisory fee described in Schedule B, no other compensation or fees shall be payable to Sub-adviser under this Agreement.
B.    Allocation of Expenses. The Sub-adviser shall be responsible for all expenses incurred in performing the services set forth in Article II hereof. Such expenses include the costs incurred in providing sub-advisory services pursuant to this Agreement (such as compensating and furnishing office space for officers and employees of the Sub-adviser connected with investment and economic research, trading, and investment management of the Portfolios). As described in the Advisory Agreement, the Fund and/or the Adviser pay all other expenses incurred in the operation of the Portfolios and all of its general administrative expenses. The Sub-adviser shall not be responsible for the following expenses of the Fund and/or the Portfolios: organization and certain offering expenses of the Fund (including out-of-pocket expenses, but not including the Sub-adviser’s overhead and employee costs); fees payable to the Sub-adviser and to any other Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; fees and expenses of the Fund’s administrator or of any transfer agent, registrar, or dividend disbursing agent of the Fund; payments to the administrator for maintaining the Fund’s financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the Fund’s portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; and costs of stockholders’ and other meetings. Notwithstanding the foregoing, the Sub-adviser shall be obligated to reimburse the Fund for liabilities incurred as a result of overdrafts.
ARTICLE IV
Portfolio Transactions and Brokerage
A.    Portfolio Transactions and Brokerage. The Sub-adviser agrees to determine the securities to be purchased or sold by the Portfolios, subject to the provisions of Article II regarding coordination with the Adviser and the Board, and to place orders pursuant to its determinations, either directly with the issuer, with any broker, dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Sub-adviser, subject to the following limitations.
(1)    The Sub-adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Portfolios and will use its best efforts to obtain the most favorable net results and execution of the Portfolio’s orders, taking into account all appropriate factors, including price, dealer spread or commission, if any, size of the transaction, and difficulty of the transaction.
(2)    The Sub-adviser is specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause the Fund to pay a member of a securities exchange or any other securities broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-adviser's over-all responsibilities with respect to the accounts as to which it exercises investment discretion (as that term is defined in Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to Adviser or the Sub-adviser, the Fund’s principal underwriter, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. The Sub-adviser may aggregate sales and purchase orders with respect to the assets of the Portfolios with similar orders being made simultaneously for other accounts advised by the Sub-adviser or its affiliates. Whenever the Sub-adviser simultaneously places orders to purchase or sell the same security on behalf of the Portfolios and one or more other accounts advised by the Sub-adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. Adviser recognizes that in some cases this procedure may adversely affect the results obtained for the Portfolios.

Subject to the Sub-adviser’s obligations to seek best execution, Adviser agrees that the Sub-adviser, in its sole discretion, may place transactions on behalf of the Portfolios and the Fund with any broker-dealer deemed to be an affiliate (including affiliated Futures Commission Merchants) of the Sub-adviser (the “Affiliated Broker-Dealers”) so long as such transactions are effected in conformity with the requirements (including any applicable exemptions and administrative interpretations set forth in Part II of the Sub-adviser’s Form ADV Registration Statement on file with the Securities and Exchange Commission (“Form ADV”)) of Section 11(a)(1)(H) of the Securities Exchange Act of 1934, and in compliance with Rules 17e-1 or 10f-3 under the 1940 Act or other applicable rules and the Fund’s policies and procedures thereunder. In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to Adviser, the Portfolios or the Fund.

Adviser further authorizes the Sub-adviser and its Affiliated Broker-Dealers to execute agency cross transactions (the “Cross Transactions”) on behalf of the Portfolios and the Fund. Cross Transactions are transactions which may be effected by the Affiliated Broker-Dealers acting for both the Portfolios or the Fund and the counterparty to the transaction. Cross Transactions enable the Sub-adviser to purchase or sell a block of securities for the Portfolios or the Fund at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order. As such, the Sub-adviser believes that Cross Transactions can provide meaningful benefits for the Portfolios and the Fund and its clients generally. Adviser, the Portfolios and the Fund should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities. Adviser understands that its authority to the Sub-adviser to execute agency Cross Transactions for the Portfolios is terminable at will without penalty, effective upon receipt by the Sub-adviser of written notice from Adviser, and that the failure to terminate such authorization will result in its continuation.

The Sub-adviser shall regularly report to the Adviser and the Board with respect to the brokerage commissions incurred by the Portfolios for the purchases and sales of its portfolio securities. The

Adviser and the Board will review the amount of such brokerage commissions and consult with the Sub-adviser in that regard.
(3)    Subject to the above requirements and compliance with the provisions of the 1940 Act, 1934 Act, and other applicable provisions of law, and the terms of any exemption(s) therefrom, nothing shall prohibit the Sub-adviser from selecting brokers or dealers with which it or the Fund are affiliated.

ARTICLE V
Activities of the Sub-adviser
A.    Exclusivity; Supplemental Investment Research.
(1)    The services of the Sub-adviser under this Agreement are not to be deemed exclusive and the Sub-adviser will be free to render similar services or other services to others so long as the Sub-adviser fulfills its rights and obligations under this Agreement. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in the Sub-adviser, as directors, officers, employees or shareholder or otherwise, and that directors, officers, employees or shareholder of the Sub-adviser are or may become similarly interested in the Fund, and that the Sub-adviser is or may become interested in the Fund as shareholder or otherwise.
(2)    It is agreed that the Sub-adviser may use any supplemental investment research obtained for the benefit of the Portfolios in providing investment advice to its other investment advisory accounts. In addition, the Sub-adviser or its affiliates may use such information in managing their own accounts. Conversely, such supplemental information obtained by the Sub-adviser for the benefit of its accounts and other accounts it advises may be considered by and may be useful to the Sub-adviser in carrying out its obligations to the Fund.
B.    Investment Transactions. Securities held by the Portfolios may also be held by other separate accounts or mutual funds for which the Sub-adviser or its affiliates act as an adviser or sub-adviser, or by the Sub-adviser or its affiliates. Because of different investment objectives or other factors, a particular security may be bought by the Sub-adviser or its affiliates or for one or more clients when one or more clients are selling the same security. In accordance with applicable law, if purchases or sales of securities for the Portfolios or other entities for which the Sub-adviser or its affiliates act as investment adviser or sub-adviser or for their advisory clients arise for consideration at or about the same time, the Fund and Adviser agree that the Sub-adviser may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Sub-adviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, the Fund recognizes that there may be an adverse effect on the price thereof.
C.    Aggregate Transactions. It is agreed that, on occasions when the Sub-adviser deems the purchase or sale of a security to be in the best interests of the Portfolios as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be so sold or purchased for other accounts or companies and the Portfolios in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the investments purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Portfolios and to such other accounts or companies. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolios.

ARTICLE VI
Effectiveness; Term; Termination; Amendment
A.    Effectiveness. This Agreement shall not become effective (and the Sub-adviser shall not serve or act hereunder) unless and until it is approved by the Board, including a majority of directors who are not parties to this Agreement or interested persons of any such party to this Agreement, and, to the extent required under applicable laws, rules, regulations and/or exemptive orders issued by the SEC, by a majority of the shareholders of each of the Portfolios.
B.    Term. The Agreement shall remain in effect until two years from the date first above-written and shall continue so long as such continuance is annually approved thereafter (i) by the vote of a majority of the Board, or by vote of a majority of the outstanding shares of each of the Portfolios, and (ii) the vote of a majority of the Board, who are not parties to this Agreement or interested person in any such party, cast in person at a meeting called for the purpose of voting on such approval. In connection with such approvals, the Board shall request and evaluate, and the Sub-adviser shall furnish, such information as may be reasonably necessary to evaluate the Sub-adviser’s performance hereunder.
C.    Termination. This Agreement:
(1)    shall not be terminated by the Sub-adviser without 60 days prior written notice to Adviser;
(2)    shall be subject to termination, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of each of the Portfolios, on 60 days written notice to Sub-adviser;
(3)    shall automatically terminate upon assignment by either party; and

(4)    may be terminated upon written notice from Adviser to Sub-adviser in the event Sub-advisor materially breaches its obligations or any representation or warranty hereunder.
D.    Amendment.    This Agreement may be amended only by a written instrument signed by the Fund, the Adviser and the Sub-adviser; provided that no material amendment of this Agreement shall be effective without specific approval of such amendment by (i) the Board, including a majority of those directors who are not parties to this Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the outstanding shares of each of the Portfolios.

ARTICLE VII
Recordkeeping
The Sub-adviser agrees that all accounts and records which it maintains for the Portfolios shall be the property of the Fund and that it will surrender promptly to the designated officers of the Fund any or all such accounts and records upon request. The Sub-adviser further agrees to preserve all records prescribed by the rules and regulations of the SEC and applicable law for such periods of time as prescribed by such rules and regulations and applicable law, with the understanding that the Sub-adviser’s records are not the official books and records for the Portfolios. The Sub-adviser also agrees that it will maintain all records and accounts regarding its investment activities hereunder in a confidential manner and will not disclose the same to any third party; provided, however, that the Sub-adviser may make such records and accounts available to its legal counsel and independent auditors that have a legitimate need to know such information. All such accounts or records shall be made available, within five business days of the request, to the Fund's accountants or auditors during regular business hours at the Sub-adviser's offices upon reasonable prior written notice. In addition, the Sub-adviser will provide any materials, reasonably related to the investment sub-advisory services provided hereunder, as may be reasonably requested in writing by the directors or officers of the Fund or as may be required by any governmental agency or self-regulatory organization having jurisdiction hereof.

ARTICLE VIII
Indemnification; Limitation of Liability; Procedures
A.    Indemnification of Adviser and Fund by Sub-adviser. The Sub-adviser agrees and undertakes to hold harmless, indemnify and protect the Fund and Adviser and their directors, officers, employees, agents, subsidiaries and affiliates from and against any and all damage, loss, liability and expense (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (each, a “Loss” and, collectively, the “Losses”) incurred or suffered by the Fund or Adviser as a result of (1) any breach of any representation or warranty, covenant or agreement made herein by Sub-adviser, or (2) the activities (or omissions by the Sub-adviser to carry out its obligations hereunder) of the Sub-adviser under this Agreement, including the activities (or such omissions) of the Sub-adviser's directors, officers, employees, agents, subsidiaries, affiliates or any person or entity retained by Sub-adviser to perform or assist in the performance of its obligations hereunder; provided, however, that in no event is Sub-adviser's indemnity in favor of the Fund or Adviser deemed to protect the Fund or Adviser against any liability to which the Fund or Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties or by reason of their reckless disregard of its obligations or duties under this Agreement or the Advisory Agreement.
B.        Indemnification of Sub-adviser by Adviser. The Adviser agrees and undertakes to hold harmless, indemnify and protect the Sub-adviser from and again any and all Losses incurred or suffered by Sub-adviser as a result of (1) any breach of any representation or warranty, covenant or agreement made herein by Adviser, (2) the activities of Adviser under this Agreement and the Advisory Agreement (or omissions by the Adviser to carry out its obligations hereunder or thereunder), including the activities (or such omissions) of the Adviser’s directors, officers, employees, agents, subsidiaries and affiliates, and (3) Adviser’s breach of its obligations under Article II, Section E of this Agreement; provided, however, that in no event is Adviser’s indemnify in favor of Sub-adviser deemed to protect Sub-adviser against any liability to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement.
C.    Indemnification Related to Disclosure Documents.
(1)    The Fund and the Adviser, jointly and severally, agree to hold harmless the Sub-adviser, its directors and officers, and each person, if any, who controls the Sub-adviser within the meaning of either Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) or Section 20 of the 1934 Act from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Fund's Registration Statement, or any amendment or supplement thereto, or in any preliminary prospectus, any other communication with investors or any other submissions to governmental bodies or self-regulatory agencies filed or distributed on or subsequent to the date first above-written (such documents being herein referred to as "Disclosure Documents") or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Fund or the Adviser by the Sub-adviser which the Fund or Adviser had informed the Sub-adviser was to be used, or which the Sub-adviser had acknowledged was to be used, in the particular Disclosure Document.
(2)    The Sub-adviser agrees to indemnify and hold harmless the Fund and the Adviser, their directors and officers, and each person, if any, who controls the Fund or the Adviser within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from the Fund and the Adviser to the Sub-adviser, but only with respect to information furnished in writing by it which the Fund or Adviser had informed the Sub-adviser was to be used in the Disclosure Documents. In case any action or proceeding shall be brought against the Fund or the Adviser, their directors or officers, or any such controlling persons, in respect of which indemnity may be sought against the Sub-adviser, the Sub-adviser shall have the rights and duties given to the Fund and the Adviser, and the Fund or the Adviser, their directors or officers, or such controlling persons shall have the rights and duties given to the Sub-adviser, by the preceding paragraph.
D.    Limitation of Liability. In no event shall any party be liable to any other party for special, consequential, punitive, incidental, exemplary or similar damages or losses regardless of the grounds or nature of any claim asserted (including without limitation contract, statute, negligence, tort, strict liability or otherwise) and whether or not the party seeking the indemnification was advised of the possibility of the damage or loss asserted.
E.    Procedures.
(1)    The party seeking indemnification under this Article VIII (the “Indemnified Party”) agrees to give prompt written notice of any claims for indemnification (“Claims”) to the party against whom indemnity is sought (the “Indemnifying Party”), including any and all facts constituting the basis for such Claim.
(2)    In the event of any Claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party (a “Third Party Assertion”), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. In the event of any such Claim resulting from or in connection with a Third Party Assertion, the Indemnifying Party shall assume the defense thereof, provided, however, that the Indemnifying Party shall first have agreed in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of Claims attributable to such Third Party Assertion in accordance with the terms hereof. If an Indemnifying Party assumes the defense of any such Third Party Assertion, the Indemnifying Party shall be entitled to select counsel, which counsel shall be reasonably acceptable to the Indemnified Party, be obligated to pay the reasonable costs (including reasonable attorney's fees and expenses) incurred by the Indemnified Party in defending such Third Party Assertion between the date of the commencement of such Third Party Assertion and the date of the Indemnifying Party's assumption of such defense, and take all steps necessary in the defense thereof; provided, further, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof.
(3)    So long as the Indemnifying Party is in good faith defending such Third Party Assertion, the Indemnified Party shall not compromise or settle such Third Party Assertion without the prior written consent of the Indemnifying Party and will cooperate with the Indemnifying Party and provide any information reasonably requested by the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such Third Party Assertion, the Indemnified Party shall take such steps as are necessary in the defense thereof in such manner as it may deem appropriate, including, but not limited to, settling such Third Party Assertion on such terms as the Indemnified Party may deem appropriate and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Article VIII; provided, however, that if the Indemnifying Party does not consent in writing to any such settlement, and such written consent is not unreasonably withheld by the Indemnifying Party, the Indemnified Party shall not be entitled to indemnification hereunder from such Indemnifying Party with respect to the Third Party Assertion settled.
(4)    Failure of any party hereto to give notice as required under this Article VIII will not affect or diminish the indemnification obligations of the party entitled to receive such notice, except to the extent that (and only to such extent) the failure to receive notice materially prejudiced the rights of such party.

ARTICLE IX
Representation and Warranties
A.Representations and Warranties of Sub-Adviser. Sub-adviser represents and warrants to the Adviser as follows:
(1)    Organization and Authority. It is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited partnership powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(2)    Authorization. The execution, delivery and performance by Sub-adviser of this Agreement are within Sub-adviser’s limited partnership powers and have been duly authorized by all necessary action on the part of Sub-adviser.
(3)    Non-Contravention. The execution, delivery and performance by Sub-adviser of this Agreement does not and will not contravene or conflict with or constitute a violation of any provision of any applicable law, regulation, judgment, injunction, order or decree binding upon or applicable to Sub-adviser.
(4)    Registration. It is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.
(5)    Disclosure Documents.
(a)    The Sub-adviser represents and warrants to the Fund and the Adviser that the information furnished in writing by it which the Fund or Adviser has informed it is to be used in a particular Disclosure Document, as defined herein, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as required by the provisions of the 1933 Act, the 1934 Act, the 1940 Act, each as amended, and other applicable laws. The Sub-adviser will notify the Fund and the Adviser promptly of the happening of any event which in the judgment of the Sub-adviser makes any statement made in any Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that the Sub-adviser need only make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to the Fund or the Adviser by the Sub-adviser which the Fund or the Adviser had informed the Sub-adviser was to be used in the particular Disclosure Document.
(b)    The Sub-adviser will cooperate with the Fund and the Adviser in connection with the registration or qualification of units of the Portfolios for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Fund may request and will cooperate with the preparation of the Disclosure Documents. The Fund or the Adviser will provide the Sub-adviser with copies of all Disclosure Documents at least ten days prior to distribution to investors or submission to governmental bodies or self-regulatory organizations and will incorporate its reasonable comments relating to the description of, or services to be provided by, the Sub-adviser or its affiliates, or relating to the description of the investment objectives and policies of the Portfolios.

B.    Representation and Warranties of Adviser. The Adviser represents and warrants to Sub-adviser as follows:
(1)    Organization and Authority. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
(2)    Authorization. The execution, delivery and performance by Adviser of this Agreement are within Adviser’s corporate powers and have been duly authorized by all necessary corporate action on the part of Sub-adviser.
(3)    Non-Contravention. The execution, delivery and performance by Adviser of this Agreement does not and will not contravene or conflict with or constitute a violation of any provision of any applicable law, regulation, judgment, injunction, order or decree binding upon or applicable to Adviser.
(4)    Registration. It is registered as an investment adviser under the Investment Advisers Act of 1940.
(5)    Disclosure Documents. The Adviser represents and warrants to the Sub-adviser that the Disclosure Documents will fully comply with the provisions of the 1933 Act, the 1934 Act, the 1940 Act, each as amended, and other applicable laws, and the Disclosure Documents at all such times will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that this representation and warranty does not apply to statements or omissions in the Disclosure Documents made in reliance upon information furnished to the Fund or the Adviser in writing by the Sub-adviser which the Fund or Adviser had informed the Sub-adviser was to be used in the particular Disclosure Document. The Fund and the Adviser will notify the Sub-adviser promptly of the happening of any event which in the judgment of the Fund or the Adviser makes any statement made in the Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that the Fund and the Adviser need not make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to the Fund or the Adviser by the Sub-adviser which the Fund had informed the Sub-adviser was to be used in the particular Disclosure Document.

ARTICLE X
Miscellaneous

A.    Governing Law; Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and the applicable provisions of the 1940 Act and the rules and regulations of the SEC thereunder, including such exemptions therefrom as the SEC may grant. Words and phrases used herein shall be interpreted in accordance with the 1940 Act and rules and regulations thereunder. As used with respect to the Portfolios, the term “majority of the outstanding shares” shall have the meaning ascribed to it in the 1940 Act and rules and regulations thereunder. To the extent that the applicable laws of the State of Colorado conflict with applicable provisions of the 1940 Act or rules and regulations thereunder, the 1940 Act and such rules and regulations shall control.
B.    Severability. If any provision of this Agreement is held to be unenforceable, the unenforceable provision shall be construed as nearly as possible to reflect the original intent of the parties and the remaining provisions shall remain in full force and effect.
C.    Counterparts. This Agreement may be executed in any number of counterparts, and by separate parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
D.    Notices. Any notice under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) on the first business day after receipted delivery to a courier service that guarantees next business day delivery, under circumstances in which such guaranty is applicable or (c) on the earlier of delivery or three business days after mailing by United States certified mail, postage and fees prepaid, to the appropriate party at the address set forth below, or to such other address as the party so notifies the others in writing.

If to the Adviser or Fund:
8525 East Orchard Road, 2T3
Greenwood Village, CO 80111
Attn: Beverly A. Byrne, Secretary

If to the Sub-adviser:
Goldman Sachs Asset Management, L.P.
32 Old Slip
New York, NY 10005
Attn: Scott E. Kilgallen

E.    No Third Party Beneficiaries. The terms, representations, warranties and agreements of the parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any person or entity that is not a party to this Agreement.
F.    Waiver. Failure of any party to insist on strict performance of any of the terms and conditions herein shall not be deemed a waiver of any rights or remedies that such party may have and shall not be deemed a waiver of any subsequent default of the terms and conditions hereof.
G.    Survival. Article VIII hereof shall survive the termination of this Agreement.
H.    Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. All prior understandings and agreements between the parties relating to the subject matter hereof are merged in this Agreement, which alone and completely expresses their understanding.
I.    Independent Contractors; No Agency. The Sub-adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized by this Agreement or otherwise, have no authority to act for or represent the Fund or Portfolios in any way or otherwise be deemed an agent of the Fund or Portfolios. This Agreement will not be construed to create or imply any partnership, agency, or joint venture.
J.     Captions. The captions of this Agreement are for convenience and ease of reference only and in no way define, describe, extend, or limit the scope of this Agreement or the intent of any of its provisions.
K.    Force Majeure. No party shall be liable for any delay or failure to perform its obligations hereunder if such delay or failure is caused by an unforeseeable event beyond the reasonable control of a party.
L.    Non-Compete. Sub-adviser acknowledges that in the course of providing services hereunder, it may obtain information regarding shareholders of the Fund, including defined contribution plans (e.g. 401(a), 401(k), 457 and 403(b) plans) and participants of such plans. Sub-adviser agrees that it will not use any such information for any purpose other than to perform its obligations specifically set forth hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officials duly authorized, as of the day and year first above written.

Witness:                    GREAT-WEST CAPITAL MANAGEMENT, LLC

/s/ Ryan L. Logsdon                By: David G. McLeod__________________________
Name:    Ryan L. Logsdon            Name: David G. McLeod
Title: Managing Director
Address:    8525 East Orchard Road, 2T3
Greenwood, CO 80111
Attn: Secretary

Witness:                    GREAT-WEST FUNDS, INC.

/s/ Ryan L. Logsdon                By: /s/ Mary C. Maiers___________________________
Name:    Ryan L. Logsdon            Name: Mary C. Maiers
Title: Chief Financial Officer and Treasurer
Address:    8525 East Orchard Road, 2T3
Greenwood Village, CO 80111
Attn: Secretary

Witness:                    GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Name:                        By:    /s/ Greg Wilson__________________________
Name:    Greg Wilson
Title: Managing Director

Schedule A – Portfolios

Great-West Goldman Sachs Mid Cap Value Fund

Schedule B – Fees

Assets Under Management	Sub-advisory Fee
First $100,000,000	40 basis points
Next $600,000,000	35 basis points
Over $700,000,000	32 basis points

Exhibit 1

GOLDMAN SACHS ASSET MANAGEMENT LOGO